Exhibit 4.1

TETRA TECHNOLOGIES, INC.

MASTER NOTE PURCHASE AGREEMENT

dated as of September 27, 2004

US$400,000,000 Aggregate Principal Amount

Senior Notes Issuable in Series

Initial Issuance of

US$55,000,000 5.07% Senior Notes, Series 2004-A, due September 30, 2011

€28,000,000 4.79% Senior Notes, Series 2004-B, due September 30, 2011

SERIES 2004-A PPN: 88162F A*6

SERIES 2004-B PPN: 88162F A@4

i

	5.14.	Use of Proceeds; Margin Regulations	12
	5.15.	Existing Indebtedness; Future Liens	13
	5.16.	Foreign Assets Control Regulations, Anti-Terrorism Order, etc.	13
	5.17.	Status under Certain Statutes	13
	5.18.	Environmental Matters	13
	5.19.	Solvency of Subsidiary Guarantors	14

6.	REPRESENTATIONS OF THE PURCHASERS		14
	6.1.	Purchase for Investment	14
	6.2.	Source of Funds	14

7.	INFORMATION AS TO COMPANY		16
	7.1.	Financial and Business Information	16
	7.2.	Officer's Certificate	19
	7.3.	Inspection	19

8.	PREPAYMENT OF THE NOTES		20
	8.1.	No Scheduled Prepayments	20
	8.2.	Optional Prepayments	20
	8.3.	Allocation of Partial Prepayments	21
	8.4.	Maturity; Surrender, etc.	21
	8.5.	Purchase of Notes	21
	8.6.	Make-Whole Amount	21
	8.7.	LIBOR Breakage Amount	29

9.	AFFIRMATIVE COVENANTS		29
	9.1.	Compliance with Law	29
	9.2.	Insurance	30
	9.3.	Maintenance of Properties	30
	9.4.	Payment of Taxes and Claims	30
	9.5.	Corporate Existence, etc.	30
	9.6.	Additional Subsidiary Guarantors	31
	9.7.	Ranking of Notes	31

10.	NEGATIVE COVENANTS		31
	10.1.	Consolidated Net Worth	31
	10.2.	Consolidated Funded Indebtedness	31
	10.3.	Priority Debt	32
	10.4.	Subsidiary Indebtedness	32
	10.5.	Liens	32
	10.6.	Mergers, Consolidations, etc.	34
	10.7.	Sale of Assets	35
	10.8.	Designation of Restricted and Unrestricted Subsidiaries	36

	10.9.	Nature of Business	36
	10.10.	Transaction with Affiliates	36

11.	EVENTS OF DEFAULT		37

12.	REMEDIES ON DEFAULT, ETC.		39
	12.1.	Acceleration	39
	12.2.	Other Remedies	40
	12.3.	Rescission	40
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	40

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		41
	13.1.	Registration of Notes	41
	13.2.	Transfer and Exchange of Notes	41
	13.3.	Replacement of Notes	41

14.	PAYMENT ON NOTES		42
	14.1.	Place of Payment	42
	14.2.	Home Office Payment	42
	14.3.	Tax Indemnification	43

15.	EXPENSES, ETC.		43
	15.1.	Transaction Expenses	43
	15.2.	Survival	43

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		43

17.	AMENDMENT AND WAIVER		44
	17.1.	Requirements	44
	17.2.	Solicitation of Holders of Notes	44
	17.3.	Binding Effect, etc.	44
	17.4.	Notes Held by Company, etc.	45

18.	NOTICES		45

19.	REPRODUCTION OF DOCUMENTS		45

20.	CONFIDENTIAL INFORMATION		46

21.	SUBSTITUTION OF PURCHASER		47

22.	MISCELLANEOUS		47
	22.1.	Successors and Assigns	47
	22.2.	Jurisdiction and Process; Waiver of Jury Trial	47
	22.3.	Obligation to Make Payment in Euros	48
	22.4.	Payments Due on Non-Business Days	48
	22.5.	Severability	49
	22.6.	Construction	49
	22.7.	Counterparts	49
	22.8.	Governing Law; Submission to Jurisdiction	49

Schedules and Exhibits:

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms

SCHEDULE 4.9	—	Changes in Corporate Structure
SCHEDULE 5.3	—	Disclosure Materials
SCHEDULE 5.4	—	Subsidiaries; Affiliates
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.8	—	Litigation
SCHEDULE 5.11	—	Licenses, Permits, etc.
SCHEDULE 5.14	—	Use of Proceeds
SCHEDULE 5.15	—	Existing Indebtedness
SCHEDULE 10.4	—	Subsidiary Indebtedness
SCHEDULE 10.5	—	Liens

EXHIBIT 1.1(a)	—	Form of Series 2004-A Senior Note
EXHIBIT 1.1(b)	—	Form of Series 2004-B Senior Note
EXHIBIT 1.2	—	Form of Supplement
EXHIBIT 1.3	—	Form of Subsidiary Guaranty
EXHIBIT 4.4(a)	—	Form of Opinions of Counsel for the Company
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

v

TETRA TECHNOLOGIES, INC.

25025 Interstate 45 North

Suite 600

The Woodlands, TX 77380

(281) 367-1983

Fax: (281) 364-4306

US$400,000,000 Aggregate Principal Amount

Senior Notes Issuable in Series

US$55,000,000 5.07% Senior Notes, Series 2004-A, due September 30, 2011

€28,000,000 4.79% Senior Notes, Series 2004-B, due September 30, 2011

Dated as of September 27, 2004

TO EACH OF THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), agrees with you as follows:

1. AUTHORIZATION OF NOTES.

1.1. Description of Notes to be Initially Issued.

The Company has authorized the issue and sale of US$89,000,000 aggregate principal amount (or the equivalent in Euros) of its Senior Notes consisting of (i) US$55,000,000 aggregate principal amount of its 5.07% Senior Notes, Series 2004-A, due September 30, 2011 (the “Series 2004-A Notes”) and (ii) €28,000,000 aggregate principal amount (equivalent to US$34,000,000) of its 4.79% Senior Notes, Series 2004-B, due September 30, 2011 (the “Series 2004-B Notes” and, together with Series 2004-A Notes, the “Series 2004 Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Series 2004 Notes shall be substantially in the forms set out in Exhibits 1.1(a) and 1.1(b), with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2. Additional Series of Notes.

In addition to the issuance and sale of the Series 2004 Notes, the Company may from time to time issue and sell one or more additional series of notes (the “Additional Notes” and together with the Series 2004 Notes, the “Notes”) pursuant to this Agreement, provided that the aggregate principal amount of all Notes issued pursuant to this Agreement shall not exceed US$400,000,000 (or its equivalent in Euros determined at the time of issuance of any series or tranche of Notes denominated in Euros). Each series of Additional Notes will be issued pursuant to a supplement to this Agreement (a “Supplement”) in substantially the form of Exhibit 1.2, and will be subject to the following terms and conditions:

(a) the designation of each series of Additional Notes shall distinguish such series from the Notes of all other series;

(b) each series of Additional Notes may consist of different and separate tranches and may differ as to currency denominated (either US dollars or Euros) outstanding principal amounts, maturity dates, interest rates and premiums or make-whole amounts, if any, and price and terms of redemption or payment prior to maturity;

(c) all Notes issued under this Agreement, including pursuant to any Supplement, shall rank pari passu with each other and shall constitute Senior Indebtedness;

(d) each series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory or optional prepayments, if any, on the dates and with the make-whole amounts, premiums or breakage amounts, if any, as are provided in the Supplement under which such Additional Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or, subject to Section 1.2(e), other terms and provisions as shall be specified in such Supplement;

(e) any additional or more restrictive covenants, Defaults, Events of Default, rights or similar provisions that are added by a Supplement for the benefit of the series of Notes to be issued pursuant to such Supplement shall apply to all outstanding Notes, whether or not the Supplement so provides; and

(f) except to the extent provided in foregoing clause (d), all of the provisions of this Agreement shall apply to all Additional Notes.

1.3. Subsidiary Guaranty; Release.

(a) Subsidiary Guaranty. The payment by the Company of all amounts due on or in respect to the Notes and the performance by the Company of its obligations under this Agreement will be guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty in substantially the form of the attached Exhibit 1.3, as it may be amended or supplemented from time to time (the “Subsidiary Guaranty”).

(b) Release of Subsidiary Guaranty. Each holder of a Note acknowledges and agrees that each Subsidiary Guarantor shall be fully released and discharged from the Subsidiary Guaranty, and each holder of a Note fully releases and discharges such Subsidiary Guarantor from the Subsidiary Guaranty, immediately and without any further act, upon such Subsidiary being released and discharged as guarantor under and in respect of the Credit Agreement; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration is paid or given to any holder of Indebtedness under the Credit Agreement in connection with such release, other than the repayment of all or a portion of such Indebtedness under the Credit Agreement, each holder of a Note receives equivalent consideration on a pro rata basis; and (iii) at the time of such release and discharge, the Company delivers to each holder of Notes a certificate of a Responsible Officer certifying that such Subsidiary Guarantor has been or is being released and discharged as a guarantor under and in respect of the Credit Agreement and the matters set forth in clauses (i) and (ii).

1.4. Floating Interest Rate Provisions for Floating Rate Notes.

(a) Adjusted LIBOR Rate. “Adjusted LIBOR Rate” means, for each Interest Period, the rate per annum equal to LIBOR for such Interest Period plus the percentage applicable to a series or tranche of floating rate Notes. For purposes of determining Adjusted LIBOR Rate, the following terms have the following meanings:

“LIBOR” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a 3-month period that appears on the Bloomberg Financial Markets Service Page BBAM-1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period (or three Business Days before the commencement of the first Interest Period).

“Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on that service) or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits.

(b) Determination of the Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall be determined by the Company, and notice thereof shall be given to the holders of the applicable series or tranche of floating rate Notes, within two Business Days after the beginning of each Interest Period, together with (i) a copy of the relevant screen used for the determination of LIBOR, (ii) a calculation of the Adjusted LIBOR Rate for such Interest Period, (iii) the number of days in such Interest Period, (iv) the date on which interest for such Interest Period will be paid and (v) the amount of interest to be paid to each holder of Notes of such series or tranche on such date. If the holders of a majority in principal amount of the Notes of such series or tranche outstanding do not concur with such determination by the Company, as evidenced by a single written notice delivered to the Company within 10 Business Days after receipt by such holders of the notice delivered by the Company pursuant to the immediately preceding sentence, the determination of the Adjusted LIBOR Rate shall be made by such holders of the Notes, and any such determination made in accordance with the provisions of this Agreement shall be conclusive and binding absent manifest error.

(c) Interest Period. “Interest Period” means for any series or tranche of floating rate Notes and for any period for which interest is to be calculated or paid, the period commencing on an interest payment date on such series or tranche of floating rate Notes, or on the date of Closing in the case of the first such period, and continuing up to, but not including, the next interest payment date.

2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Schedule A (the “Other Purchasers”), and you and the Other Purchasers will purchase from the Company, at the Closing provided for in Section 3, Notes in the denomination, principal amount and series specified opposite your names in Schedule A at the purchase price of 100% of the principal amount thereof. Your obligation hereunder and the obligations of the Other Purchasers are several and not joint obligations and you shall have no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.

3. CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Gardner Carton & Douglas LLP, 191 N. Wacker Drive, Suite 3700, Chicago, Illinois 60606 at 9:00 a.m., Chicago time, at a closing (the “Closing”) on September 27, 2004 or on such other Business Day thereafter on or prior to October 15, 2004 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least US$100,000 or €100,000 in the case of the Series 2004-B Notes, as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company (for the benefit of the Company) to (i) in the case of the Series 2004-A Notes, account number 4140282499 at Bank of America, N.A., Dallas Texas, ABA No. 111000025 and (ii) in the case of the Series 2004-B Notes, account number 11215-110 at Bank of America, London, England, Swift Code BOFAGB22, Sort Code 16 50 50, Iban No. GB 89 BOFA 1650 5095 6870 29. If at the Closing the Company fails to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1. Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2. Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4. Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Vinson & Elkins L.L.P., and from Jared Nielsen & Associates, P.C., each counsel to the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company instructs its counsel to deliver such opinion to you) and (b) from Gardner Carton & Douglas LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5. Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6. Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7. Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8. Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained by Gardner Carton & Douglas for each series of the Notes.

4.9. Changes in Corporate Structure.

Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10. Subsidiary Guaranty.

Each Subsidiary Guarantor shall have executed and delivered the Subsidiary Guaranty in favor of you and the Other Purchasers and you shall have received a copy of the executed Subsidiary Guaranty.

4.11. Credit Agreement.

You and your special counsel shall have received a copy of the executed Credit Agreement.

4.12. Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.13. Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1. Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2. Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate or partnership action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The Subsidiary Guaranty has been duly authorized by all necessary corporate, partnership or limited liability company action (as the case may be) on the part of each Subsidiary Guarantor and upon execution and delivery thereof will constitute the legal, valid and binding obligation of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure.

The Company, through its agent J.P. Morgan Securities Inc., has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated August 2004 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that (i) with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and (ii) projections concerning volumes attributable to oil and gas properties and production and cost estimates contained in reserve reports are necessarily based on professional opinions, estimates and projections, and the Company does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2003, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of: (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers. Each Subsidiary listed in Schedule 5.4 is designated as a Restricted Subsidiary of the Company.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Restricted Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate, partnership or limited liability company law statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

5.5. Financial Statements.

The Company has delivered to you and each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments) ; provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.6. Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Series 2004 Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority, including the USA Patriot Act, applicable to the Company or any Subsidiary.

The execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Subsidiary Guarantor under, any agreement, or corporate charter or by-laws, to which such Subsidiary Guarantor is bound or by which such Subsidiary Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Subsidiary Guarantor.

5.7. Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Series 2004 Notes or the execution, delivery or performance by each Subsidiary Guarantor of the Subsidiary Guaranty.

5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. Taxes.

The Company and its Restricted Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being diligently contested in good faith by appropriate proceedings and with respect to which the Company or a Restricted Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Restricted Subsidiaries have been paid for all fiscal years up to and including the fiscal year ended December 31, 2003.

5.10. Title to Property; Leases.

The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11. Licenses, Permits, etc.

Except as disclosed in Schedule 5.11,

(a) the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company or any Restricted Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any Restricted Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any Restricted Subsidiary.

5.12. Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13. Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and the Other Purchasers and not more than 26 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes to refinance Indebtedness of the Company as set forth in Schedule 5.14, for general corporate purposes and for acquisitions and capital expenditures. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of August 31, 2004, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or any Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

5.16. Foreign Assets Control Regulations, Anti-Terrorism Order, etc.

Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (c) the Anti-Terrorism Order or (d) the United States Foreign Corrupt Practices Act of 1997, as amended. Without limiting the foregoing, neither the Company nor any Subsidiary (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions, or is otherwise associated, with any such person.

5.17. Status under Certain Statutes.

Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any Restricted Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

(a) neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19. Solvency of Subsidiary Guarantors .

After giving effect to the issuance and sale of the Notes and the application of the proceeds thereof and due consideration to any rights of contribution and reimbursement, (i) each Subsidiary Guarantor has received fair consideration and reasonably equivalent value for the incurrence of its obligations under the Subsidiary Guaranty or as contemplated by the Subsidiary Guaranty, (ii) the fair value of the assets of each Subsidiary Guarantor (at fair valuation) exceeds its liabilities, (iii) each Subsidiary Guarantor is able to and expects to be able to pay its debts as they mature, and (iv) each Subsidiary Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

6. REPRESENTATIONS OF THE PURCHASERS.

6.1. Purchase for Investment.

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

6.3. Swap Agreements.

You represent that, except as otherwise indicated on Schedule A, none of the Series 2004-B Notes you are purchasing are subject to a Swap Agreement that would give rise to the payment of a Make Whole Amount pursuant to Section 8.6(b).

7. INFORMATION AS TO COMPANY.

7.1. Financial and Business Information

The Company will deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter,

(ii) consolidated statements of income of the Company and its Restricted Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii) consolidated statements of cash flows of the Company and its Restricted Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements -- within 105 days after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) Unrestricted Subsidiaries -- if, at the time of delivery of any financial statements pursuant to Section 7.1(a) or (b), Unrestricted Subsidiaries account for more than 10% of (i) the consolidated total assets of the Company and its Subsidiaries reflected in the consolidated balance sheet included in such financial statements or (ii) the consolidated revenues of the Company and its Subsidiaries reflected in the consolidated statement of income included in such financial statements, an unaudited balance sheet for all Unrestricted Subsidiaries taken as whole as at the end of the fiscal period included in such financial statements and the related unaudited statements of income, stockholders’ equity and cash flows for such Unrestricted Subsidiaries for such period, together with consolidating statements reflecting all eliminations or adjustments necessary to reconcile such group financial statements to the consolidated financial statements of the Company and its Subsidiaries, shall be delivered together with the financial statements required pursuant to Sections 7.1(a) and (b);

(d) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement other than registration statements on Form S-8 (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(e) Notice of Default or Event of Default -- promptly, and in any event within 10 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(f) ERISA Matters -- promptly, and in any event within 10 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(g) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Restricted Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(h) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any Restricted Subsidiary or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2. Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or (b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.10, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3. Inspection.

The Company will permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8. PREPAYMENT OF THE NOTES.

8.1. No Scheduled Prepayments.

No regularly scheduled prepayments are due on the Series 2004 Notes prior to their stated maturity.

8.2. Optional Prepayments.

(a) Fixed Rate Notes. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, one or more series of fixed rate Notes, including the Series 2004-A and Series 2004-B Notes, in an amount not less than US$1,000,000 (or €1,000,000 if denominated in Euros) in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of each series of fixed rate Notes to be prepaid written notice of each optional prepayment under this Section 8.2(a) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of each series of fixed rate Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated

Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the series of fixed rate Notes being prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(b) Floating Rate Notes. The terms on which floating rate Notes may be prepaid at the option of the Company will be set forth in the Supplement pursuant to which such Notes are issued. The Company will give each holder of each series or tranche of floating rate Notes to be prepaid written notice of each optional prepayment under this Section 8.2(b) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of each series or tranche of floating rate Notes to be prepaid on such date, the principal amount of each floating rate Note held by such holder to be prepaid (determined in accordance with Section 8.3), the interest to be paid on the prepayment date with respect to such principal amount being prepaid and the amount of any prepayment premium and LIBOR Breakage Amount to be paid.

8.3. Allocation of Partial Prepayments.

In the case of each partial prepayment of Notes of a series pursuant to Section 8.2(a) or (b), the principal amount of the Notes of the series to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4. Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, prepayment premium, if any, and LIBOR Breakage Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, prepayment premium, if any, or LIBOR Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full, after such payment and upon the written request of the Company, shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by the Company or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6. Make-Whole Amount.

(a) Fixed Rate Notes (Other Than Swapped Notes). The term “Make-Whole Amount” means, with respect to any fixed rate Note (other than a Swapped Note), an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any fixed rate Note (other than a Swapped Note), the principal of such Note that is to be prepaid pursuant to Section 8.2(a) or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any fixed rate Note (other than a Swapped Note), the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such fixed rate Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means:

(i) with respect to the Called Principal of any fixed rate Note payable in US Dollars, including any Series 2004-A Note, .50% over the yield to maturity implied by (i) the yield reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as the “PX1 Screen” on the Bloomberg Financial Market Service (or such other display as may replace the PX1 Screen on Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yield is not reported as of such time or the yield reported as of such time is not ascertainable, the Treasury Constant Maturity Series Yield reported, for the latest day for which such yield has been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and

(b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life;

(ii) with respect to the Called Principal of any fixed rate Note payable in Euro, including any Series 2004-B Note (other than a Swapped Note), .50% over the yield to maturity implied by (i) the Kassakurs published in the Boersenzeitung on the second Business Day preceding the Settlement Date with respect to such Called Principal, for actively traded Bundesobligationen having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date (using the arithmetic average of any bid/offer spread shown), or (ii) if (x) the Boersenzeitung is not published on such Business Day, or (y) there is a manifest error in such published Kassakurs, the Kassakurs set on such Business Day by the Frankfurt Stock Exchange at (or at approximately) 11:00 a.m. (Frankfurt time) on such Business Day for actively traded Bundesobligationen having a maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date (using the arithmetic average of any bid/offer spread shown), or (iii) if such Kassakurs are not reported as of such time or the Kassakurs reports as of such time are not ascertainable, by reference to the arithmetic mean of the yields to maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date by three market makers selected by the Company with the consent of the holder or holders of at least a majority in aggregate principal amount of the Series 2004-B Notes at the time outstanding. Such implied yield will be determined, if necessary, by interpolating linearly between (1) the actively traded Bundesobligationen with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded Bundesobligationen with the maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any fixed rate Note (other than a Swapped Note), all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2(a) or 12.1.

“Settlement Date” means, with respect to the Called Principal of any fixed rate Note (other than a Swapped Note), the date on which such Called Principal is to be prepaid pursuant to Section 8.2(a) or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b) Swapped Notes.

(i) Defined Terms. The term “Make-Whole Amount” means, with respect to any Euro denominated Note that as at the date of Closing applicable to the sale and purchase of such Note was subject to a Swap Agreement and which Note has not been transferred since the date of Closing to any Person other than an Affiliate of the original purchaser of such Note or to a Person that has assumed an Initial Swap Agreement (as described below) (a “Swapped Note”), an amount equal to (x) the Swapped Note Interest Protection Amount plus (y) the Swapped Note Currency Protection Amount. The Make-Whole Amount with respect to any Swapped Note may be less than zero. For the purposes of determining the Make-Whole Amount with respect to any Swapped Note, the following terms have the following meanings:

“Swap Agreement” means, with respect to any Swapped Note, (a) a cross-currency interest rate swap agreement (an “Initial Swap Agreement”) under which any holder of a Swapped Note will receive payment in U.S. dollars which was entered into by an original purchaser of such Swapped Notes (or any affiliate thereof) in connection with and either prior to or contemporaneously with the execution of this Agreement and the issuance, sale and delivery of the Swapped Notes, which relates to the scheduled payments by the Company of interest or principal on any Swapped Note, (b) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such of such Swapped Note and (c) any Replacement Swap Agreement. As used herein, “Replacement Swap Agreement” means, with respect to any Swapped Note, any swap or exchange agreement with payment terms and provisions (other than a reduction in notional amount, in the case of a partial prepayment) identical to those of an Initial Swap Agreement (including, without limitation, a modification or amendment of an existing Swap Agreement) and annexes and schedules thereto that (i) is in a notional amount not to exceed the aggregate outstanding principal amount of the Swapped Notes held by the holder of such Swapped Notes entering into such agreement, (ii) is in full or partial replacement of such holder’s Initial Swap Agreement, and (iii) is entered into as a result of, and following, a partial prepayment or repayment of any Swapped Note prior to its scheduled maturity pursuant to Sections 8.2 hereof, provided that prior to entering into a Replacement Swap Agreement, such holder of Swapped Notes shall comply with Section 8.6(b)(iv), and provided further that if the notional amount of such Replacement Swap Agreement is less than the aggregate outstanding principal amount of the Swapped Notes held by such holder, then for purposes of calculating the Make-Whole Amount payable with respect to the Swapped Notes held by such holder, the Swapped Note Called Principal shall thereafter be allocated pro rata between the principal amount of the Swapped Notes covered by such Swap Agreement and to the principal amount of the Swapped Notes not covered by such Swap Agreement.

“Swapped Note Accrued Interest Amount” means, with respect to any Swapped Note, the payment in U.S. dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is party, attributable to and in exchange for the Swapped Note Called Interest of such Swapped Note, measured by taking the product of (a) the amount in U.S. dollars due to the holder of such Swapped Note on the next succeeding interest payment date under the Swap Agreement and (b) a percentage arrived at by dividing (x) a number equal to the number of days used to calculate the Swapped Note Called Interest on such Swapped Note by (y) 180.

“Swapped Note Additional Benefits” means, with respect to any Swapped Note, whenever any principal amount of such Swapped Note is repaid prior to its scheduled maturity pursuant to Section 8.2, the net gain (if any) expressed in U.S. dollars that is actually received (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note under the terms of the Swap Agreement (if any) to which such holder (or any affiliate thereof) is a party and arising as a result of the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date, including early termination payments and, in the case when the Swapped Note Called Principal is less than the outstanding principal amount of each Swapped Note, the benefit, if any, of entering into a Replacement Swap Agreement, provided that each holder of Swapped Notes shall (i) upon the request of the Company, notify the Company of the estimated Make-Whole Amount that would be payable in connection with any proposed prepayment of Swapped Notes pursuant to Section 8.2 and (ii) upon any prepayment of Swapped Notes (x) use commercially reasonable efforts to avoid any reduction in the amount of Swapped Note Additional Benefits, (y) promptly upon the calculation thereof, deliver to the Company a certificate specifying the amount of any such Swapped Note Additional Benefits and demonstrating the calculation thereof in reasonable detail and (z) provide the Company on a timely basis with such other reasonable information as the Company may request in order to comply with its obligations under Section 8.

“Swapped Note Additional Costs” means, with respect to any Swapped Note, whenever any principal amount of such Swapped Note is repaid prior to its scheduled maturity pursuant to Section 8.2, the net loss, cost or expense (if any), expressed in U.S. dollars, incurred (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note in connection with the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date with respect to a Swap Agreement (if any) to which such holder (or any affiliate thereof) is party, including, without limitation, early termination payments and, in the case when the Swapped Note Called Principal is less than the outstanding principal amount of such Swapped Note, the cost (if any) of entering into a Replacement Swap Agreement, provided that each holder of Swapped Notes shall (i) upon the request of the Company, notify the Company of the estimated Make-Whole Amount that would be payable in connection with any proposed prepayment of Swapped Notes pursuant to Section 8.2 and (ii) upon any prepayment of Swapped Notes (x) use commercially reasonable efforts to minimize any Swapped Note Additional Costs (including by unwinding any Swap Agreement only to the extent of the Swapped Note Called Notional Amount), (y) promptly upon the calculation thereof, deliver to the Company a certificate specifying the amount of any such Swapped Note Additional Costs and demonstrating the calculation thereof in reasonable detail and (z) provide the Company on a timely basis with such other reasonable information as the Company may request in order to comply with its obligations under Section 8.

“Swapped Note Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in London are required or authorized to be closed.

“Swapped Note Called Amount” means the Swapped Note Called Principal plus the Swapped Note Called Interest.

“Swapped Note Called Interest” means, with respect to any Swapped Note, the accrued and unpaid interest on such Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note, the payment in U.S. dollars due to the holder of such

Swapped Note under the terms of the Swap Agreement to which such holder is party attributable to and in exchange for the Swapped Note Called Principal of such Swapped Note if such Swapped Note Called Principal were paid on its scheduled maturity date.

“Swapped Note Called Notional Amount Plus Interest” means, with respect to any Swapped Note, Swapped Note Called Notional Amount plus the Swapped Note Accrued Interest Amount.

“Swapped Note Currency Protection Amount” means an amount equal to the sum of (a) the Swapped Note Exchange Difference, if any, plus (b) Swapped Note Additional Costs, if any, less (c) Swapped Note Additional Benefits, if any. The Swapped Note Currency Protection Amount can be less than zero.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Principal of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

“Swapped Note Exchange Difference” means, with respect to any Swapped Note, an amount equal to (a) the Swapped Note Called Notional Amount Plus Interest in respect of such Swapped Note less (b) the amount of U.S. dollars which could be purchased by the holder of such Swapped Note with the Swapped Note Called Amount in London from The Royal Bank of Scotland plc at 10.00 a.m. on the Swapped Note Settlement Date; provided, that in the case of a partial prepayment or repayment of any Swapped Notes, the “Swapped Note Exchange Difference” will be zero if (i) the Swapped Note Called Amount is exchanged for U.S. dollars by the holder with the counterparty to the Swap Agreement in connection with the early termination of the Swap Agreement and (ii) the amount of the difference between clauses (a) and (b) referred to above in this definition is encompassed within the determination of Swapped Note Additional Benefits or Swapped Note Additional Costs. Subject to the preceding proviso, the Swapped Note Exchange Difference can be less than zero.

“Swapped Note Interest Protection Amount” means, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value with respect to the Swapped Note Called

Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that the Swapped Note Interest Protection Amount may in no event be less than zero.

“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, 0.50% over the yield to maturity implied by (a) the yield reported, as of 10.00 a.m. (London time) on the second Swapped Note Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” on the Bloomberg Financial Markets Service (or such other display as may replace Page PX1 on the Bloomberg Financial Markets Service) for actively traded U.S. Treasury securities having a maturity equal to the Swapped Note Remaining Average Life of the Swapped Note Called Principal corresponding to such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date, as obtained by using the “ICUR” function or (b) if such yield is not reported as of such time or the yield reported as of such time is not ascertainable, the Treasury Constant Maturity Series Yield reported for the latest day for which such yield has been so reported as of the second Swapped Note Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Principal as of such Swapped Note Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (x) the actively traded U.S. Treasury security with the remaining average life closest to and greater than the Swapped Note Remaining Average Life and (y) the actively traded U.S. Treasury security with the remaining average life closest to and less than the Swapped Note Remaining Average Life.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Swapped Note Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Swapped Note Remaining Scheduled Swap Payments with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Swapped Note Called Principal Settlement Date with respect to such Swapped Note Called Principal and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payment.

“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in U.S. dollars under the terms of the Swap Agreement to which such holder is party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date if no payment of such Swapped Note Called Principal were made prior to its scheduled maturity.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(ii) Payments by Holders of Swapped Notes. If upon (x) any prepayment of Swapped Notes pursuant to Section 8.2 the Make-Whole Amount, or (y) any acceleration of Swapped Notes pursuant to Section 12, the Make-Whole Amount, as the case may be, with respect to any Swapped Note is less than zero, each holder of a Swapped Note shall pay to the Company, at the account specified in Section 3 or such other account as the Company may designate by notice in writing to the holders of Swapped Notes, an amount equal to such Make-Whole Amount, with respect to such Swapped Note to the extent actually received (by payment, through off-set or netting or otherwise) by such holder, within five Business Days after such receipt, provided that no payment pursuant to this subsection (ii) above shall be due and payable until such time as the Company has paid any amounts that are due and payable under the Swapped Notes to the holders thereof.

(iii) Swapped Notes – Currency of Payment. All payments of Make-Whole Amount and Swapped Note Currency Protection Amount in respect of the Swapped Notes shall be made in U.S. dollars. All other payments under the provisions of this Agreement relating to the Swapped Notes (including principal and interest) shall be made in Euros.

(iv) Exchange for New Euro Denominated Notes. If at any time after receipt by any holder of Swapped Notes of any notice of prepayment from the Company with respect to less than all of the Swapped Notes pursuant to Section 8.2, such holder intends to, or becomes aware that it may be necessary to, reduce the notional amount of the Swap Agreement relating to such Swapped Notes by an amount in excess of the Swapped Note Called Notional Amount with respect to such Swapped Notes (such excess, the “Excess Swap Termination Amount”), if such holder intends to enter into any Replacement Swap Agreement with respect to all or any portion of such Excess Swap Termination Amount, such holder shall promptly, and in any event prior to entering into such Replacement Swap Agreement, notify the Company of such intention. Thereafter, if so requested by the Company, such holder shall consult in good faith with the Company as to whether, in lieu of entering into such Replacement Swap Agreement, to permit the Company to exchange an amount of Swapped Notes having a principal amount equal to the Excess Swap Termination Amount for newly issued notes denominated in U.S. dollars, which notes would have economic terms that would provide such holder of Swapped Notes with substantially the same economic benefits as the Swapped Notes and such Replacement Swap Agreement, it being understood that such holder shall have the right, in its sole discretion, acting reasonably, to elect whether to accept such exchange.

8.7. LIBOR Breakage Amount.

The term “LIBOR Breakage Amount” means any loss, cost or expense reasonably incurred by any holder of a floating rate Note as a result of any payment or prepayment of such Note (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise) on a day other than an Interest Payment Date or at scheduled maturity thereof, and any loss or expense arising from the liquidation or reemployment of funds obtained by such holder or from fees payable to terminate the deposits from which such funds were obtained. Any such loss, cost or expense shall be limited to the time period from the date of such prepayment through the earlier of the next Interest Payment Date or the maturity of such floating rate Note. Each holder of a floating rate Note shall determine the LIBOR Breakage Amount with respect to the principal amount of its Series floating rate Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Company setting forth such determination in reasonable detail not less than two Business Days prior to the date of prepayment. Each such determination shall be conclusive absent manifest error.

9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1. Compliance with Law.

The Company will, and will cause each Restricted Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is reasonable in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3. Maintenance of Properties.

The Company will, and will cause each Restricted Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. Payment of Taxes and Claims.

The Company will, and will cause each Restricted Subsidiary to, file all tax returns required to be filed in any jurisdiction and to pay and discharge when due all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the non-filing of such returns or nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, etc.

Subject to Section 10.7, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate, partnership or limited liability company existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate, partnership or limited liability company existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6. Additional Subsidiary Guarantors.

The Company will cause any Subsidiary that (whether or not required by the terms of the Credit Agreement) guarantees Indebtedness in respect of the Credit Agreement, to enter into the Subsidiary Guaranty concurrently therewith and as a part thereof to deliver to each of the holders:

(a) a copy of an executed joinder to the Subsidiary Guaranty; and

(b) a certificate signed by a Responsible Officer of the Company confirming the accuracy of the representations and warranties in Sections 5.2, 5.6, 5.7 and 5.19, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable.

9.7. Ranking of Notes.

The Notes and the Company’s obligations under this Agreement will rank at least pari passu with all of the Company’s outstanding unsecured Senior Indebtedness.

10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1. Consolidated Net Worth.

The Company will not permit Consolidated Net Worth at any time to be less than US$165,000,000 plus the cumulative sum of 25% of Consolidated Net Earnings (but only if a positive number) for each fiscal quarter ending after June 30, 2004.

10.2. Consolidated Funded Indebtedness.

The Company will not permit the ratio of Consolidated Funded Indebtedness as of the end of any fiscal quarter to Consolidated EBITDA (for then most recently completed four fiscal quarters) to be greater than 3.50 to 1.00.

10.3. Priority Debt.

The Company will not permit Priority Debt to exceed 25% of Consolidated Net Worth (as of the end of the Company’s then most recently completed fiscal quarter) at any time.

10.4. Subsidiary Indebtedness.

The Company will not at any time permit any Restricted Subsidiary, directly or indirectly, to create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable for, any Indebtedness other than:

(a) Indebtedness outstanding on the date hereof that is described on Schedule 10.4 and any extension, renewal, refunding or refinancing thereof, provided that the principal amount outstanding at the time of such extension, renewal, refunding or refinancing is not increased;

(b) Indebtedness owed to the Company or a Wholly Owned Restricted Subsidiary;

(c) Indebtedness of a Subsidiary Guarantor; and

(d) Indebtedness not otherwise permitted by the preceding clauses (a) through (c), provided that immediately before and after giving effect thereto and to the application of the proceeds thereof,

(i) no Default or Event of Default exists, and

(ii) Priority Debt does not exceed 25% of Consolidated Net Worth.

10.5. Liens.

The Company will not, and will not permit any Restricted Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or governmental charges not then due and delinquent or the nonpayment of which is permitted by Section 9.4;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations incurred in the ordinary course of business and not in connection with the borrowing of money and that are not more than 30 days’ overdue or are being contested in good faith by appropriate proceedings;

(c) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(d) any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

(e) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory or regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(f) Liens incidental to the conduct of business or the ownership of properties and assets (whether arising by contract or by operation of law) incurred in the ordinary course of business and not in connection with the borrowing of money and that do not, in the aggregate, materially impair the use of such property in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole or the value of such property for the purposes of such business;

(g) encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use of such property or assets subject thereto in the business of the Company and its Restricted Subsidiaries taken as a whole;

(h) Liens securing Indebtedness existing on property or assets of the Company or any Subsidiary as of the date of this Agreement that are described in Schedule 10.5;

(i) Liens resulting from extensions, renewals or replacements of Liens permitted by paragraph (h), provided that (i) there is no increase in the principal amount or decrease in maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement and (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien;

(j) Liens (i) existing on property at the time of its acquisition by the Company or a Restricted Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or a Subsidiary; or (ii) on property (including Capital Leases) created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or improvements thereof to secure or provide for all or a portion of the acquisition price or cost of construction or improvements of such property after the date of Closing; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Restricted Subsidiary of, or substantially all of its assets are acquired by, the Company or a Restricted Subsidiary and not created in contemplation thereof; provided that such Liens do not extend to additional property of the Company or any Restricted Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value of the property subject thereto;

(k) Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary; and

(l) Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (k) above, provided that Priority Debt does not exceed 25% of Consolidated Net Worth at the time of creation thereof.

10.6. Mergers, Consolidations, etc.

The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:

(a) the Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:

(i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, is a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, such entity (y) shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (z) shall have caused to be delivered to each holder of any Notes an opinion of independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof (provided that if the Company effects a reorganization pursuant to Section 251(g) of the Delaware General Corporation Law, whereby, among other things, the equity interests issued by it become owned by a holding company, no such opinion shall be required); and

(ii) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(b) Any Restricted Subsidiary may (x) merge into the Company (provided that the Company is the surviving entity) or sell, transfer or lease all or any part of its assets to the Company or a Restricted Subsidiary or (y) merge into or sell, transfer or lease all or any part of its assets to a Restricted Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 10.7 or, as a result of which, such Person becomes a Restricted Subsidiary; provided in each instance set forth in clauses (x) through (z) that, immediately before and after giving effect thereto, there shall exist no Default or Event of Default and further provided that a Subsidiary Guarantor may not merge into, or sell all or substantially all of its assets to, (A) a Restricted Subsidiary that is not a Subsidiary Guarantor or (B) to a Person that becomes a Restricted Subsidiary, unless, concurrently therewith such Restricted Subsidiary becomes a party to the Subsidiary Guaranty and the Company delivers to each holder of Notes the documents required by Section 9.6(a) through (c) in respect of such Restricted Subsidiary.

No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.7 from its liability under this Agreement or the Notes.

10.7. Sale of Assets.

Except as permitted by Section 10.6, the Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of Restricted Subsidiaries, in one or a series of transactions, to any Person, other than:

(a) Dispositions in the ordinary course of business;

(b) Dispositions by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or a Restricted Subsidiary; or

(c) Dispositions not otherwise permitted by Section 10.7(a) or (b), provided that:

(i) the aggregate net book value of all assets disposed of in any fiscal year pursuant to this Section 10.6(c) does not exceed the greater of (A) 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year or (B) $50,000,000; and

(ii) at the time of such Disposition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing provisions of this Section 10.7, the Company may, or may permit any Restricted Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in any of the foregoing limitations or the computation contained in Section 10.7(c)(i) of the preceding sentence if the net proceeds from such Disposition are within 365 days of such Disposition:

(a) reinvested in productive assets used in carrying on the business of the Company and its Restricted Subsidiaries; or

(b) applied to the payment or prepayment of the Notes or of any other Senior Indebtedness.

Any prepayment of Notes pursuant to this Section 10.7 shall be in accordance with Sections 8.2 or 8.3, as applicable, without regard to the minimum prepayment requirements of Section 8.2 or 8.3, as applicable, if such proceeds are less than such minimum.

10.8. Designation of Restricted and Unrestricted Subsidiaries.

The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary by notice in writing given to the holders of the Notes; provided that,

(a) the Company may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless: (i) such Restricted Subsidiary does not own, directly or indirectly, any Indebtedness or capital stock of the Company or any other Restricted Subsidiary, (ii) such designation, considered as a sale of assets (valued at net book value at the time of designation of such Restricted Subsidiary as an Unrestricted Subsidiary), is permitted pursuant to Section 10.7, and (iii) immediately before and after such designation there exists no Default or Event of Default;

(b) the Company may not designate a Subsidiary Guarantor as an Unrestricted Subsidiary;

(c) notwithstanding Section 10.4(a) and Section 10.5(h), if an Unrestricted Subsidiary is designated as a Restricted Subsidiary, all outstanding Debt and Liens of such Subsidiary shall be deemed to have been incurred as of the date of such designation; and

(d) the Company may not designate a Restricted Subsidiary (or a Person becoming a Subsidiary) as an Unrestricted Subsidiary if, immediately after making such designation, the aggregate net worth of all Unrestricted Subsidiaries (measured in each case at the time of designation) would exceed the greater of (i) $50,000,000 or (ii) 15% of Consolidated Net Worth as of the end of the most recently completed fiscal quarter, but giving pro forma effect to such designation.

10.9. Nature of Business.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

10.10. Transactions with Affiliates.

The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or a Restricted Subsidiary), except in the ordinary course of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal, Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest or LIBOR Breakage Amount, if any, on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.10; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note; or

(e) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement or the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or libor-breakage amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and in the case of either clause (i) or (ii), as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000; or

(g) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Restricted Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Restricted Subsidiary, or any such petition shall be filed against the Company or any Restricted Subsidiary and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating more than 25% of Consolidated Net Worth as of the most recently completed fiscal quarter (net of insurance coverage, provided that the insurance carriers are solvent, rated investment grade and have acknowledged in writing their obligation so satisfy such judgments) are rendered against one or more of the Company and any Restricted other Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall be greater than 25% of Consolidated Net Worth as of the most recently completed fiscal quarter, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k) the Subsidiary Guaranty ceases to be in full force and effect (except as provided in Section 1.3(b)) for any reason, including by reason of (A) its being declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or (B) the validity or enforceability thereof being contested by any of the Company or any Subsidiary Guarantor or any of them renouncing any of the same or denying that it has any or further liability thereunder.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (w) all accrued and unpaid interest thereon, (x) any applicable Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), (y) any applicable prepayment premium (to the full extent permitted by applicable law), and (z) any LIBOR Breakage Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, prepayment premium or LIBOR Breakage Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and any Make-Whole Amount, prepayment premium and LIBOR Breakage Amount on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and any Make-Whole Amount, prepayment premium and LIBOR Breakage Amount and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note or the Subsidiary Guaranty upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within ten days, at the Company’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note specified for the Notes of such series and tranche, if any. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than US$100,000 or €100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than US$100,000 or €100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3. Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Investor holder of a Note with a minimum net worth of at least US$50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver within ten days, in lieu thereof, a new Note of the same series and tranche, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENTS ON NOTES.

14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, prepayment premium, if any, LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2. Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, LIBOR Breakage Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

14.3. Tax Indemnification.

(a) All payments whatsoever under or in respect of the Series 2004-B Notes will be made by the Company in Euros free and clear of, and without liability or withholding or deduction for or on account of, any present or future Taxes, unless the withholding or deduction of such Tax is compelled by law.

(b) If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under or in respect of the Series 2004-B Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid and pay to each holder of a Series 2004-B Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of the Series 2004-B Notes after such deduction, withholding or payment (including without limitation any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(i) any Tax to the extent such Tax would be imposed on an original Purchaser under the law (as modified by the practice of any applicable revenue authority of any Taxing Jurisdiction) applicable on the date of the Closing as a result of an original Purchaser being or becoming either a Bank or a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company;

(ii) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder or owner of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any other Person, to whom the Series 2004-B Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Series 2004-B Note or the receipt of payments thereunder or in respect thereof, including without limitation such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of the Series 2004-B Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(iii) any Tax to the extent such Tax would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the Company or the relevant Taxing Jurisdiction (as applicable) of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes and that in the case of any of the foregoing would not result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, provided that such holder shall be deemed to have satisfied the requirements of this clause (iii) upon the good faith completion and submission of such Forms as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any); or

(iv) any combination of clauses (i), (ii) and (iii) above;

and provided further that in no event shall the Company be obligated to pay such additional amounts to any holder of a Series 2004-B Note (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty at the time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) to any holder of a Series 2004-B Note registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.

(c) By acceptance of any Series 2004-B Note, the holder of such Series 2004-B Note agrees that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 14.3 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form) and, in the case of a transfer of any Series 2004-B Note, at least 90 days prior to the relevant interest payment date.

(d) On or before the date of the Closing the Company will furnish to the original Purchaser of a Series 2004-B Note a copy of the appropriate Form currently required to be filed in the United States pursuant to Section 14.3(b)(iii), if any, and in connection with the transfer of any Series 2004-B Note the Company will furnish the transferee of such Series 2004-B Note with a copy of any Form then required.

(e) If any payment is made by the Company to or for the account of the holder of any Series 2004-B Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 14.3, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Series 2004-B Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Series 2004-B Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or

(other than as set forth in Section 14.3(b)(iii) above) oblige any holder of any Series 2004-B Note to disclose any information relating to its tax affairs or any computations in respect thereof.

(f) The Company will furnish the holders of Series 2004-B Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Series 2004-B Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Series 2004-B Note.

(g) If the Company makes payment to or for the account of any holder of a Series 2004-B Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

(h) The obligations of the Company under this Section 14.3 shall survive the payment or transfer of any Series 2004-B Note and the provisions of this Section 14.3 shall also apply to successive transferees of the Series 2004-B Notes subject to the limitation described in Section 14.3(b) above.

15. EXPENSES, ETC.

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note through the payment or prepayment in full thereof, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.

17.1. Requirements.

This Agreement, the Notes and the Subsidiary Guaranty may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company (and the Subsidiary Guarantors, in the case of the Subsidiary Guaranty) and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or any prepayment premium or LIBOR Breakage Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information,

sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, at its address set forth at the beginning hereof to the attention of the Chief Financial Officer and the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21. SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22. MISCELLANEOUS.

22.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non exclusive jurisdiction of any New York or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating solely to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.2(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served in any suit, action or proceeding solely of the nature referred to in Section 22.2(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to it. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.2 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

22.3. Obligation to Make Payment in Euros.

Any payment on account of an amount that is payable hereunder or under the Series 2004-B Notes in Euros that is made to or for the account of any holder of Series 2004-B Notes in US Dollars or any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of Euros that such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Euros that could be so purchased is less than the amount of Euros originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term "London Banking Day" shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

22.4. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or LIBOR Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.5. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.6. Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.7. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.8. Governing Law; Submission to Jurisdiction.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

22.9. GAAP.

All financial amounts shall be computed without duplication. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Company notifies the holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice requesting an amendment is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

TETRA TECHNOLOGIES, INC.

By:/s/ Joseph M. Abell, III

Name: Joseph M. Abell, III

Title: Chief Financial Officer

The foregoing is agreed

to as of the date thereof.

JACKSON NATIONAL LIFE INSURANCE

COMPANY

By: PPM America, Inc., as attorney in fact,

on behalf of Jackson National Life

Insurance Company

By:/s/ Mark Staub

Name: Mark Staub,

Title: Vice President

ALLSTATE LIFE INSURANCE COMPANY

By:/s/Douglas H. Allen

Name: Douglas H. Allen

By:/s/Jerry D. Zinkula

Name: Jerry D. Zinkula

Authorized Signatories

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Babson Capital Management LLC as Investment Adviser

By:/s/Emeka Onukwugha

Name: Emeka Onukwugha

Title: Managing Director

C.M. LIFE INSURANCE COMPANY

By: Babson Capital Management LLC as Investment Sub-Adviser

By:/s/Emeka Onukwugha

Name: Emeka Onukwugha

Title: Managing Director

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:/s/Roi G. Chandy

Name: Roi D. Chandy

Title: Director - Special Situations

PACIFIC LIFE INSURANCE COMPANY

(Nominee: MAC & CO)

By:/s/Bernard J. Dougherty

Name: Bernard J. Dougherty

Title: Assistant Vice President

By:/s/Cathy Schwartz

Name: Cathy Schwartz

Title: Assistant Secretary

The foregoing is hereby

agreed to as of the

date thereof.

THE PRUDENTIAL ASSURANCE COMPANY LIMITED (PAC)

BY:/s/Calum Macphail

NAME: Calum Macphail

TITLE: Authorised Signatory

The foregoing is hereby

agreed to as of the

date thereof.

PANTHER CDO II B.V.

BY:/s/James King

NAME: James King

TITLE: Authorised Signatory